Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

    and Stockholders

HQ Sustainable Maritime Industries, Inc.

    and Subsidiaries

Seattle, WA

We consent to the incorporation by reference in this Amendment No. 2 of 2007 10-K of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on our report dated March 27, 2008, on the consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated statements of operations and cash flows for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Amendment No. 2 of 2007 10-K Annual Report.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York

    June 9, 2009